Exhibit 99.2
FOR IMMEDIATE RELEASE
Friday, July 27, 2007
7:30 A.M. CDT
BELO ELECTS NEW DIRECTOR
     DALLAS — Belo Corp. (NYSE: BLC) announced today that its Board of Directors has elected Douglas G. Carlston a director of the Company effective July 26, 2007.
     Carlston, 60, has served as chairman of the board of Public Radio International, a leading source for public radio programming, since June 2003, having been a member of that board since March 1997. He also serves as chief executive officer of Tawala Systems, an Internet technology company he co-founded in 2005. Previously, in 1980, Carlston co-founded Brøderbund Software, one of the world’s leading publishers of productivity and educational software, and served as its chief executive officer from 1991 until 1996 and as chairman of the board from 1981 until 1998.
     As a Class II director, Carlston’s term will expire at Belo’s Annual Meeting of Shareholders in May 2008, when he will be eligible for re-election by shareholders. He will begin serving on the Audit Committee immediately.
     Carlston currently serves on the boards of the Albanian American Enterprise Fund, the American Bank of Albania, MoveOnPAC and the Long Now Foundation. He is a member of the Committee on University Resources of Harvard University and the Board of Advisors of Johns Hopkins School of Advanced International Studies.
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,100 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates six cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.